UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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PET DRX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PET DRX CORPORATION
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
October 30, 2008
Dear Fellow Pet DRx Stockholder:
     We are pleased to invite you to attend the 2008 Annual Meeting of Stockholders of Pet DRx Corporation to be held at 2:00 p.m. Pacific Time on Tuesday, November 18, 2008, at the Los Angeles Airport Marriott hotel located at 5855 West Century Boulevard, Los Angeles, California 90045.
     At this year’s Annual Meeting, the agenda includes the annual election of directors and ratification of the selection of our independent registered public accounting firm. We will also report on our progress and provide an opportunity for you to ask questions of general interest.
     The board of directors recommends that you vote FOR the election of the director nominees and FOR ratification of the selection of our independent registered public accounting firm. Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting. Your Pet DRx stockholder vote is important, and we ask that you please cast your vote as soon as possible.
     We look forward to seeing you on November 18, 2008 in Los Angeles. Thank you.

Sincerely,

Gene E. Burleson Chairman of the Board and Chief Executive Officer

PET DRX CORPORATION
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO STOCKHOLDERS OF PET DRX CORPORATION:
     The 2008 Annual Meeting of Stockholders of Pet DRx Corporation will be held at Los Angeles Airport Marriott hotel located at 5855 West Century Boulevard, Los Angeles, California 90045 on Tuesday, November 18, 2008 at 2:00 p.m. Pacific Time for the following purposes, as more fully described in the proxy statement:
(1)	To elect eight directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To ratify the selection of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for 2008; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
     Only stockholders of record as of 5:00 p.m. Eastern Time on October 10, 2008, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
     We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting and cast your vote.

By Order of the Board of Directors,

George A. Villasana Executive Vice President, General Counsel and Secretary

October 30, 2008

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN
TO US PROMPTLY IN THE ENCLOSED ENVELOPE

PET DRX CORPORATION
PROXY STATEMENT

PET DRX CORPORATION
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
PROXY STATEMENT
     This Proxy Statement contains information relating to the solicitation of proxies by the board of directors of Pet DRx Corporation f/k/a/ Echo Healthcare Acquisition Corp. (“Pet DRx” or the “Company”) for use at our 2008 Annual Meeting of Stockholders. Our Annual Meeting will be held at Los Angeles Airport Marriott located at 5855 West Century Boulevard, Los Angeles, California 90045 on Tuesday, November 18, 2008 at 2:00 p.m. Pacific Time.
     Only stockholders of record as of 5:00 p.m. Eastern Time on October 10, 2008 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 23,660,460 shares of Pet DRx common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on October 30, 2008.
Questions and Answers About Our Annual Meeting
     What is the purpose of our 2008 Annual Meeting?
     Our 2008 Annual Meeting will be held for the following purposes:
•	To elect eight directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

•	To ratify the selection of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for 2008; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
     In addition, senior management will report on our business and respond to your questions.
     Am I entitled to attend the Annual Meeting?
          You are entitled to attend the Annual Meeting only if you were a Pet DRx stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting.
     How can I attend the Annual Meeting?
          At the Annual Meeting, you should be prepared to present photo identification for admittance. If your shares are held by a brokerage firm, bank, or a trustee, you should provide proof of beneficial ownership as of the Record Date, such as a bank or brokerage account statement or other similar evidence of ownership. Even if you plan to attend the Annual Meeting, please cast your vote as soon as possible.
     What are the voting rights of Pet DRx stockholders?
          Each stockholder is entitled to one vote on each of the eight director nominees and one vote on each other matter properly presented at the Annual Meeting for each share of common stock owned by that stockholder on the Record Date.

     What constitutes a quorum?
          In order for us to conduct business at our Annual Meeting, we must have a quorum of at least 11,830,231 shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote. If you submit a properly executed proxy or vote instruction card or properly cast your vote by facsimile or via the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We also will consider as present for purposes of determining whether a quorum exists any shares represented by “broker non-votes” as to a particular proposal.
     What are “broker non-votes”?
          “Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. For the election of directors and ratification of the selection of the Company’s independent registered public accounting firm, the broker may vote your shares in its discretion.
     Will my shares be voted if I do not provide my proxy?
          If your shares are held by a brokerage firm, they may be voted by the brokerage firm in certain circumstances (as described above), even if you do not give the brokerage firm specific voting instructions. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting.
     How do I vote?
          Registered Stockholders
          If you are a registered stockholder (you hold your Pet DRx shares in your own name through our transfer agent), you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail by following the instructions provided on the proxy card.
          Beneficial Owners
          If you are a beneficial owner of shares (your Pet DRx shares are held in the name of a brokerage firm, bank, trustee or other nominee), your brokerage firm or other nominee will provide you with materials and instructions for voting your shares.
     Can I change my vote after I have voted?
          You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by facsimile (only your latest Internet or facsimile proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.
     What vote is required to approve each proposal at the Annual Meeting?
          Election of Directors
          The nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. If you mark your proxy or vote instruction card “withhold” with respect to any director, such shares will not be voted with respect to the director or directors indicated, although they will be counted for purposes of determining whether there is a quorum.
          Other Items
          In order to be approved, any other proposal that comes before the Annual Meeting, including the proposal to ratify the selection of our independent registered public accounting firm, must receive the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting with respect to such proposal. If you mark your proxy or vote instruction card “abstain” with respect to any such proposal, you will effectively be voting against the approval of such proposal.
          Broker and Proxy Holder Non-Votes
          If your shares are held in “street name” through a brokerage firm or other nominee and your shares are not voted by your brokerage firm or nominee with respect to a particular proposal, or if you direct your proxy holder not to vote all or a portion of your shares with respect to a particular proposal, such shares will not be considered to be present at the Annual Meeting for purposes of considering such proposal and will not be counted. They will, however, be considered in determining whether there is a quorum.
     How does the Board recommend I vote on the proposals?
          The Board recommends that you vote FOR the election of the director nominees (see “Proposal 1: Election of Directors”) and FOR ratification of the selection of our independent registered public accounting firm (see “Proposal 2: Ratification of the Selection of our Independent Registered Public Accounting Firm”).
     How will the persons named as proxies vote?
          If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares as follows: FOR the election of the director nominees and FOR ratification of the selection of our independent registered public accounting firm. With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.
     Can different stockholders sharing the same address receive only one Annual Report and Proxy Statement?
          Yes. The Securities and Exchange Commission permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
          Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If your household received a single Notice or set of proxy materials, you can request to receive additional copies of the Notice or proxy materials by calling or writing your brokerage firm, bank, or trustee. If you own your shares in street name, you can request householding by calling or writing your brokerage firm, bank, or other nominee.
          On what stock exchange are our securities listed?
          On May 29, 2008, our units, common stock and warrants commenced trading on the Nasdaq Capital Market under the symbols “VETSU,” “VETS” and “VETSW,” respectively. Until May 29, 2008, our units, common stock and warrants traded on the OTC Bulletin Board under the symbols “PDXCU.OB,” “PDXC.OB” and “PDXCW.OB,” respectively.

Proposal 1: Election of Directors
     Our board of directors currently consists of nine members. Each of our current directors was elected by our stockholders at the Annual Meeting of Stockholders in 2007, except for Keith Rosenbloom and Gary A. Brukhardt, who were appointed to the Board effective January 10, 2008 and September 25, 2008, respectively, by our Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each of Messrs. Rosenbloom and Mr. Brukardt was recommended to the Nominating and Corporate Governance Committee by the stockholder representatives of XLNT Veterinary Care, Inc. in accordance with the terms of that certain board voting agreement described below. Our board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated the eight persons listed below to stand for election for a new term expiring at the Annual Meeting of Stockholders in 2009 or until their successors are duly elected and qualified. Each of the nominees listed below is currently serving as a director. Detailed biographical and other information concerning each nominee for director is provided below. Each nominee is willing and able to serve as a director of Pet DRx. Keith Rosenbloom, who has served as one of our directors since January 4, 2008, has declined to stand for re-election in order to focus his attention on his duties as the Managing Member of the CARE Capital Group.

Name	Age	Current Position with Pet DRx
Gene E. Burleson	67	Chairman of the Board and Chief Executive Officer
Zubeen Shroff	43	Vice Chairman and Director
Gary A. Brukardt	62	Director
Steven T. Johnson	56	Director, President and Chief Operating Officer
Richard Johnston	73	Director
Joel Kanter	51	Director
Richard O. Martin	68	Director
J. David Reed, DVM	60	Director
BOARD VOTING AGREEMENT
     On January 4, 2008, a wholly-owned subsidiary of Echo Healthcare Acquisition Corp. (“Echo”) merged (the “Merger”) with and into XLNT Veterinary Care, Inc. (“XLNT”) and following the Merger Echo changed its name to Pet DRx Corporation. In connection with the Merger, in January 2008, Pet DRx entered into a Board Voting Agreement with certain of our stockholders, pursuant to which such stockholders have agreed that for the three years following the Merger, they will each vote shares beneficially owned by them for the election to the Company’s board of directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the Chief Executive Officer of the Company or owns two percent or more of the Company’s fully diluted shares of common stock, (b) four designees named by the stockholder representatives designated by the former stockholders of XLNT (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates and shall serve as the Company’s non-executive Vice-Chairman and (c) four designees named by Echo’s initial stockholders, one of whom shall include Gene Burleson (who shall serve as the Chairman of the Company’s board of directors).

Our Board of Directors recommends a vote “FOR” the election
of each of the nominees for director named above.

NOMINEES FOR OUR BOARD OF DIRECTORS
     GENE E. BURLESON, the Company’s Chairman of the Board, has served as a director of the Company since its formation in June 2005. Mr. Burleson has served as interim Chief Executive Officer of the Company since September 25, 2008. Mr. Burleson also served as the Chief Executive Officer of the Company from its formation in June 2005 until it merged with XLNT Veterinary Care, Inc. Mr. Burleson served as Chairman of the board of directors of Mariner Post-Acute Network, Inc., an operator of long-term care facilities, from January 2000 to June 2002. Mr. Burleson also served as Chairman of the board of directors of Alterra Healthcare Corporation, a developer and operator of assisted living facilities, during 2003 and as a member of the board of directors from 1995 to 2003. Mr. Burleson also served on the board of directors of Deckers Outdoor Corporation (Nasdaq:DECK), an outdoor shoe company, where he served from 1993 until 2008; and Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations from 2004 to 2008. Mr. Burleson currently serves on the board of directors of: SunLink Health Systems, Inc. (AMEX:SSY), an owner and operator of acute care hospitals; and Nesco Industries, Inc. (OTCBB:NESK.OB), a manufacturer of aqueous polymer Hydrogel used for wound care and transdermal drug delivery systems. In addition, Mr. Burleson is involved with several private companies, including Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology; Marina Medical, Inc., a provider of medical billing and accounts receivable management services to hospital based physicians; Footcare Associates, Inc., a provider of therapeutic and diabetic footwear; and David Braun Productions, Inc., a producer of children’s television programming. Mr. Burleson served as Chairman of the board of directors of GranCare (formerly an NYSE listed company) from 1989 to 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare from 1990 to 1997. Upon completion of the merger of GranCare’s pharmacy operations with Vitalink Pharmacy Services, Inc. in 1997, he became Chief Executive Officer and a Director of Vitalink Pharmacy Services Inc. (formerly an NYSE listed company). Mr. Burleson resigned as Chief Executive Officer and Director of Vitalink Pharmacy Services, Inc. in 1997. From 1986 to 1989, Mr. Burleson served as President, Chief Operating Officer and a Director of American Medical International (AMI), one of the largest owners and operators of acute care hospitals in the nation. Based in London from 1981 to 1986, Mr. Burleson served as Managing Director of AMI’s international operations. Mr. Burleson graduated from East Tennessee State University with a Bachelor of Science in accounting and earned an M.B.A. in 1972.
     ZUBEEN SHROFF, the Company’s Vice Chairman, has served as a director of the Company since January 4, 2008. Mr. Shroff served as a director of XLNT from February 2006 until the Merger and served as Chairman of the Board of XLNT from March 8, 2007 until the Merger. Mr. Shroff has been a Managing Director of Galen Partners, a healthcare private equity firm founded in 1990, since 1998. Mr. Shroff joined Galen in 1997 from The Wilkerson Group, where he was a Principal with a client base including pharmaceutical, diagnostics, device and biotech companies, plus a select number of venture capital firms. Prior to joining The Wilkerson Group, Mr. Shroff worked at Schering-Plough France, where he directed the marketing and Phase IV clinical development of the company’s high-growth biotech business. Mr. Shroff received a BA in Biological Sciences from Boston University and an MBA from the Wharton School, University of Pennsylvania. Mr. Shroff is currently serving as a director of the following companies: ONI Medical Systems and Aperio Technologies. Mr. Shroff has previously served as a director of the following companies: Cognia, Inc., Encore Medical Corporation, Essential Group, Inc., and Lumenos, Inc. Additionally, he is an Executive Committee Member of Boston University’s Medical School Advisory Board and is a member of the Westchester Medical Center Foundation Board.
     GARY A. BRUKARDT, has served as a director of the Company since September 25, 2008. Mr. Brukardt has more than 30 years of varied healthcare experience and currently serves as chairman and chief executive officer of Specialty Care Services Group, a healthcare company based in Nashville, Tennessee. From 2003 until March of 2006, Mr. Brukardt served as a director, president and chief executive officer of Renal Care Group (now Fresenius Medical Care), a provider of dialysis services to patients with chronic kidney failure. From 1996 until 2003, Mr. Brukardt also served as executive vice president and chief operating officer of Renal Care Group, which provided dialysis and ancillary services to over 32,300 patients through 456 outpatient dialysis centers in 34 states in addition to providing acute dialysis services to more than 200 hospitals. . Prior to joining Renal Care Group, Mr. Brukardt served as executive vice president of Baptist Health Care affiliates as well as chairman and president of HealthNet, a managed care company. Mr. Brukardt also served as a director of Echo Healthcare Acquisition Corp. from 2005 until the Merger. Mr. Brukardt received his B.A. from the University of Wisconsin at Oshkosh and earned an MBA from Thunderbird, The Garvin School of International Management in Arizona.

     STEVEN T. JOHNSON has served as President and Chief Operating Officer and a director of the Company since January 4, 2008. Mr. Johnson served as President and Chief Operating Officer and a director of XLNT from July 2007 until the Merger. From 2005 until joining XLNT, Mr. Johnson served as President of Fresenius Medical Care North America, with total operational and financial responsibility for the West Business Unit. Prior thereto, Mr. Johnson served as the Regional Vice President/Vice President of Operations at Renal Care Group from 2002 until 2005. From 1998 until 2002, Mr. Johnson served as Vice President for Renal Disease Management, Inc. and its affiliates. Mr. Johnson graduated with a B.A. in Economics from Kenyon College and earned a MBA from the University of Chicago Graduate School of Business.
     RICHARD JOHNSTON has served as a director of the Company since January 4, 2008. Mr. Johnston served as a director of XLNT from February 2006 until the Merger. Mr. Johnston has been a Managing Member of Camden Partners Holdings, LLC since February 2002. Mr. Johnston has over 40 years of investment experience and is focused primarily on investments in the health care sector. He serves as Chairman of the Boards of Atricure, Inc. (Nasdaq:ARTC), Biomedical Enterprises, Inc., and Picis, Inc., and as a Director of Liposcience, Inc., Lombard Medical Technology PLC (LON AIN: LMT), Medivance, Inc. and Wedmedx, Inc., all of which are Camden Portfolio companies. Previously, Mr. Johnston was Vice President of Investments and a Director of The Hillman Company, an investment holding company with diversified operations, where he was employed from 1961 to 2000. Beginning in June 1970, he was responsible for deal origination and investor representative relations with numerous private equity financings, including HBO, Medical Care International and Rehab Services among many others in healthcare; Dial Page, Nextel, and Brooks Fiber among many others in telecommunications services together with a variety of other investments in capital goods, financial services, and transportation. Additionally, Mr. Johnston managed marketable securities portfolios for Hillman entities, including small-cap portfolios, and originated and/or monitored limited partnership holdings in numerous private equity funds including Brentwood Associates, Kohlberg Kravis Roberts, Columbia Capital, Technology Crossover and Crosslink. He has been an Advisor to several private equity funds, including Bridge Capital, Health Care Capital Partners and T. Rowe Price Threshold Funds. He was Chairman of the Boards of The Western Pennsylvania Hospital from 1979 to 1999 and The Western Pennsylvania Healthcare System from 1984 to 2000, and was Chairman of the Board of West Penn Allegheny Health System upon its founding in 2000. Mr. Johnston earned a Bachelor of Science from Washington and Lee University and an M.B.A. from The Wharton School, University of Pennsylvania.
     JOEL KANTER has served as a director of the Company since its formation in June 2005. Mr. Kanter served as a director of XLNT from 2005 until the Merger. Mr. Kanter served as Echo’s President and Secretary since its formation in June 2005 until the Merger, and has served as President of Windy City, Inc., a privately-held investment firm, since 1986. From 1995 to 1999, Mr. Kanter served as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company (formerly listed on Nasdaq). Walnut Financial’s primary business focus was the provision of different forms of financing to small businesses. Walnut Financial accomplished this objective by providing equity financing to start-up and early stage development companies, bridge financing and factoring services to small and medium-sized companies, and by providing later stage institutional financing to more mature enterprises through an institutional fund it ran for the Teachers Retirement System of Illinois. Over the course of its 13 year history, Walnut Financial provided financing to over 300 companies, including many that became well known ventures including Plax Mouthwash (Oral Research Laboratories), Sonicare Toothbrushes (Optiva Corp.), the first manufacturer of Global Positioning System devices (Magellan Corp.), the largest and only nationwide Preferred Provider Organization (First Health), what became the country’s fifth largest nursing home company (GranCare), and the third largest U.S. institutional pharmacy company (Vitalink Pharmacy Services, Inc.). Walnut Financial was acquired by THCG, Inc. in 1999. From 1985 through 1986, Mr. Kanter served as Managing Director of The Investors’ Washington Service, an investment advisory company specializing in providing advice to large institutional clients regarding the impact of federal legislative and regulatory decisions on debt and equity markets. Clients included Amoco Oil, AT&T, Bankers Trust, Chase Manhattan Bank, General Motors and J.C. Penney. Mr. Kanter serves on the board of directors of several public companies including I-Flow Corporation (Nasdaq:IFLO), Magna-Lab, Inc. (OTC Bulletin Board:MAGLA.OB), Modigene Inc., a life sciences company that is developing technology to extend the life of proteins (OTCBB:MODG.OB); Aquamatrix, Inc. (OTCBB:AQMT.PK), a manufacturer of aqueous polymer Hydrogel used for wound care and transdermal drug delivery systems; Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations and WaferGen BioSystems (OTCBB:WGBS.OB), which manufactures and sells systems for gene expression, genotyping and stem cell research for the life sciences pharmaceutical and drug discovery industry. Mr. Kanter served on the Board of Encore Medical Corporation (Nasdaq: ENMC) prior to its going-private merger led by Blackstone in November 2006. Mr. Kanter also serves on the board of directors of several private companies; Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology, where he has served since 1989; MathMastery, Inc., a company that develops homework help products for the educational market; and Prescient Medical, Inc. an early stage company seeking methods to identify and treat vulnerable plaque in cardiology patients. He is the past President of the Board of Trustees of The Langley School in McLean Virginia and a current Trustee at the Georgetown Day School in Washington, D.C. Mr. Kanter graduated from Tulane University in 1978 with a Bachelor of Science in Psychology and a Bachelor of Arts in Political Science.
     RICHARD O. MARTIN, PHD, has served as a director of the Company since its formation in June 2005. Dr. Martin retired in 2001 as President of Medtronic Physio-Control Corp. (NYSE:MDT), the successor company to Physio-Control International Corporation, the worldwide leader in external defibrillation, monitoring and noninvasive pacing devices. Dr. Martin became President of Physio-Control International Corporation in 1991 when Physio-Control International Corporation was part of Eli-Lilly (NYSE:LLY). During his tenure at Physio-Control International Corporation, Dr. Martin instituted company-wide quality improvement programs, rebuilt the management team after separation from the company’s pharmaceutical parent, and was instrumental in taking the company public in 1995. In September 1998, Physio-Control International Corporation merged with Medtronic, Inc. Previously, Dr. Martin was with Sulzermedica, Inc., where he was Vice President of Cardiovascular Business Development. Prior to that, he held several senior executive positions in engineering, marketing and sales with Intermedics, Inc. before being named President and Chief Operating Officer of that company in 1985. Dr. Martin also served as Director, President and Chief Operating Officer of Positron Corporation during 1989 and 1990. Before joining the corporate world, he taught at Christian Brothers College and the University of Tennessee. Dr. Martin served on the board of directors of the Northwest affiliate of the American Heart Association and was its Chairman from 1997 to 1999. He served on the board of directors of the Medical Device Manufacturers Association and was its Chairman from 1996 to 1998. He served as a board member of the Washington Council of AeA (formerly American Electronics Association), the U.S.’s largest trade association representing the high tech industry, from 1991 to 2001 and as AeA’s national chairman during 2000 through 2001. Dr. Martin currently serves on the boards of directors of CardioDynamics International Corporation (Nasdaq:CDIC), a company that develops, manufactures and markets noninvasive impedance cardiography diagnostic and monitoring technologies and electrocardiograph electrode sensors, where he has served since 1997; Inovise Medical, a company that develops and markets advanced electrocardiographic systems, where he has served since 2001; Cardiac Dimensions, an early stage company that develops minimally invasive tools for mitral valve repair, where he has served since 2001; and Prescient Medical, an early stage company developing diagnostic and therapeutic products designed to prevent heart attacks caused by vulnerable plaque. Dr. Martin also served on the board of directors of Encore Medical Corporation prior to its merger with Blackstone in November 2006. Dr. Martin received his BSEE in 1962 from Christian Brothers College; MSEE in 1964 from Notre Dame; and PhD in Electrical Engineering in 1970 from Duke University.
     J. DAVID REED has served as a director of the Company since January 4, 2008. Dr. Reed served as a director of XLNT since October 2004 until the Merger and served as Secretary of XLNT from October 2004 until June 2007. Dr. Reed has served as Senior Vice President of Operations of the Company since September 25, 2008 and as the Director of XLNT’s Hospital Operations for Northern California since October 2004. From 1999 until October 2004, Dr. Reed served as owner and medical director of Lawrence Pet Hospital in Santa Clara, California, which he opened in 1999. In 1998, Dr. Reed purchased Bascom Animal hospital. From 1992 until 1996, Dr. Reed served as Medical Director of Pets’ Rx, including following VCA Antechs’ purchase of Pets’ Rx in 1996, where he served as liaison between the corporation and practitioners until 1998. In 1980, Dr. Reed became a practice-owner when he took over a multi-doctor practice in Los Gatos, California, which was purchased by Pets’ Rx in 1992. At the same time, Dr. Reed served as president of the Santa Clara County Veterinary Medical Association from January 1980 until December 1980. Dr. Reed received his Doctor of Veterinary Medicine from the University of Illinois in 1972.

EXECUTIVE OFFICERS
     The following section provides biographical information about our current executive officers who are not directors:

Name	Age	Current Position with Pet DRx
Harry L. Zimmerman	53	Interim-Chief Financial Officer and Chief of Business Development
George A. Villasana	41	Executive Vice President, General Counsel and Secretary
Gregory Eisenhauer	49	Executive Vice President and former Chief Financial Officer
     HARRY L. ZIMMERMAN has served as Interim-Chief Financial Officer of the Company since October 13, 2008 and as Chief of Business Development of the Company since September 1, 2008. Prior to joining the Company, Mr. Zimmerman served as Executive Vice President and General Counsel of Encore Medical Corporation from early 1994 until the end of 2007. Prior to joining Encore, Mr. Zimmerman was a senior corporate associate with the law firm of Winstead, Sechrest & Minich, P.C. Mr. Zimmerman received a Bachelor of Science in Economics from the Wharton School of Business, University of Pennsylvania and a Juris Doctor from the University of Texas School of Law. He also is a licensed as a Certified Public Accountant in Texas.
     GEORGE A. VILLASANA has served as Executive Vice President, the General Counsel and Secretary of the Company since March 6, 2008 and as the General Counsel and Secretary of the Company since the Merger. Mr. Villasana served as the General Counsel and Secretary of XLNT from June 2007 until the Merger. Prior to joining XLNT, he served as Senior Corporate Counsel of AutoNation, Inc., the largest automotive retailer in the U.S. (NYSE: AN), from August 2000 until June 2007. Prior thereto, Mr. Villasana was a corporate attorney with Holland & Knight, LLP from 1999 to 2000 and with Shutts & Bowen, LLP from 1997 to 1999. From 1995 to 1997, he served as a staff attorney with the U.S. Securities & Exchange Commission in Washington, D.C. He received a Master of Laws in Tax from Georgetown University Law Center, a Juris Doctor from American University, Washington College of Law, a Master of Accounting from Florida International University and a Bachelor of Science in Accounting from The Pennsylvania State University.
     GREGORY J. EISENHAUER, CFA has served as Executive Vice President of the Company since March 6, 2008 and as Chief Financial Officer of the Company since the Merger until October 13, 2008. Mr. Eisenhauer notified the Company on August 14, 2008 of his decision to resign from his position with the Company effective November 30, 2008. Mr. Eisenhauer served as Chief Financial Officer of XLNT from September 2007 until the Merger. From 2006 until joining XLNT, Mr. Eisenhauer served as Chief Financial Officer of the Diagnostic Division of HealthSouth Corporation (NYSE: HLS), one of the nation’s largest healthcare services providers. Prior thereto, from 2003 to 2005, Mr. Eisenhauer served as Executive Vice President and Chief Financial Officer of Proxymed (Nasdaq: PILL), a healthcare information technology company that facilitates the exchange of medical claims and clinical information among doctors, hospitals, medical laboratories, and insurance payers. From 2002 to 2003, Mr. Eisenhauer served as Executive Vice President, Chief Financial Officer and Secretary for U.S. Healthworks, an occupational health clinic company. From 1992 to 2002, Mr. Eisenhauer served in various capacities, including Senior Vice President, Chief Financial Officer and Secretary, at RehabCare Group (NYSE: RHB), a rehabilitation program management and temporary healthcare staffing services provider. Mr. Eisenhauer received his MBA from St. Louis University, a BS in Finance from the University of Missouri and earned the Chartered Financial Analyst designation in 1993.

Corporate Governance
     Our business and affairs are managed under the direction of our board of directors, which is Pet DRx’s ultimate decision-making body except with respect to those matters reserved to our stockholders. Our board’s mission is to maximize long-term stockholder value. Our board establishes our overall corporate policies, and selects and evaluates our senior management team, which is charged with the conduct of our business and acts as an advisor and counselor to senior management. Our board also oversees Pet DRx’s business strategy and the performance of management in executing our business strategy and managing our day-to-day operations.
     How many times did our Board meet during 2007?
          Our board of directors held seven meetings during 2007. During 2007, each of our incumbent directors attended at least 75% of the total number of meetings of our board of directors and any Board committee on which he or she served. We did not hold an annual meeting in 2007. We do not have a policy requiring the members of our Board to attend our Annual Meeting of Stockholders.
     What committees has our board of directors established?
          Our board of directors has established three separately designated standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board had established an Acquisition Committee in May 2008 and dissolved it in September 2008. The charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at http://www.petdrx.com/custom_content/880_governance.html, and you may obtain a printed copy of these charters by sending a written request to: General Counsel, Pet DRx Corporation, 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027.
The following chart reflects the current membership of each of our Board’s committees:

Nominating
and
Corporate
	Audit	Compensation	Governance
Name	Committee	Committee	Committee
Gary A. Brukardt		*
Joel Kanter	**
Richard Johnston	*	*
Richard Martin	*	*	**
Zubeen Shroff		**	*

*	Member

**	Chair
          Audit Committee. The Audit Committee appoints and retains the firm selected to serve as our independent auditors and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent auditors our annual audit and annual financial statements; oversees our internal accounting controls; pre-approves all non-audit services to be performed by the independent auditors, if any; and considers the effect of such performance on the auditor’s independence. Until the Merger, Eugene Bauer, Alastair Clemow and Richard Martin were the members of the Audit Committee. The current members of the Audit Committee are Joel Kanter (Chair), Richard Johnston, and Richard Martin. Our board of directors has determined that each of Messrs. Johnston, Kanter and Martin satisfies the independence and financial literacy and expertise requirements of the Nasdaq Stock Market. In addition, the Board has determined that each of Messrs. Johnston, Kanter and Martin is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Our Audit Committee held four meetings during 2007. Our Board has adopted a written charter for this committee setting out the functions that this committee is to perform.
          Compensation Committee. The Compensation Committee primarily assists our Board in fulfilling its responsibilities relating to general compensation policies and practices and the compensation of our directors and executive officers. The Compensation Committee also administers our incentive compensation plans and equity-based plans. In discharging its responsibilities, the Compensation Committee (1) establishes competitive strategies and compensation policies and programs for employees of the Company to provide incentives for delivery of value to the Company’s shareholders, including but not limited to administration of the incentive compensation plans and equity-based plans; (2) establishes competitive policies to attract, hire, retain and motivate high quality directors and executive officers, with the objective of aligning the total compensation of senior executives with our business and the best interests of our shareholders; (3) discharges its oversight responsibilities with respect to legal compliance aspects of our compensation practices and policies; and (4) oversees the disclosures with respect to executive compensation in our annual proxy statement and other securities filings. The current members of the Compensation Committee are Zubeen Shroff (Chair), Gary A. Brukardt, Richard Johnston, and Richard Martin. Our Compensation Committee was formed in 2008 in connection with the Merger. Our board of directors has adopted a written charter for this committee setting out the functions that this committee is to perform. Our board of directors has determined that Messrs. Brukardt, Johnston, Martin and Shroff are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market. During 2008, the Compensation Committee engaged W.N.B. Consulting as its outside compensation consultant. W.N.B. provides competitive information to the Compensation Committee regarding director compensation, including benchmarking of peer practices and general industry best practices.
          Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for assisting, identifying and recommending qualified candidates for director nominees to the board, leading the board in its annual review of the board’s performance and recommending corporate governance standards to the board. Until the Merger, Gary Brukardt, Eugene Bauer and Richard Martin were the members of the Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Richard Martin (Chair) and Zubeen Shroff. Our Nominating and Corporate Governance Committee did not meet or take any action by written consent in 2007. Our board of directors has adopted a written charter for this committee setting out the functions that this committee is to perform. The Company’s board of directors has determined that Messrs. Martin and Shroff are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market.
     Is a majority of our Board independent under the listing requirements of the Nasdaq Stock Market?
          Yes. Our board of directors, which consists of nine persons, has determined that Messrs. Brukardt, Burleson, Kanter, Johnston, Martin and Shroff are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market. In making these determinations, our Board considered the relationships described under “What related person transactions occurred in 2006 and 2007?” below. In addition, the Board considered the following relationships: (i) Mr. Burleson’s service as Echo’s Chief Executive Officer from Echo’s formation in June 2005 until the Merger and (ii) Mr. Kanter’s service as Echo’s President and Secretary from Echo’s formation until the Merger. In each case, the relationship did not violate Nasdaq listing standards, and the Board affirmatively determined that such relationship would not impact the independence of the applicable director.
     Can our stockholders communicate with our directors?
          Yes. Any stockholder wishing to communicate with our board of directors, a particular director or the chair of any committee of the board of directors may do so by sending written correspondence to our principal executive offices, c/o General Counsel. All such communications will be delivered to the board of directors or the applicable director or committee chair.
     How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?
          The Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need in the Board, and concern for the long-term interests of the stockholders. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed, because we are currently party to a Board Voting Agreement with certain of our stockholders which provides that certain stockholder groups have the right to designate certain nominees to be our directors.
     Does Pet DRx have a code of ethics?
          Yes. We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. A copy of our code of conduct and ethics is filed as an exhibit to our Form 10-K for the fiscal year ended December 31, 2007, and we will also send a copy of such code of conduct and ethics to you upon written request. If we make any substantive amendments to our code of conduct and ethics which apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions or if we grant any waiver, including any implicit waiver, from a provision of the code of conduct and ethics to our officers or to the persons listed directly above, we will disclose the nature of the amendment or waiver on our website at www.petdrx.com or in a report filed on Form 8-K following such amendment or waiver.
     Does the Board have a policy with regard to related person transactions?
          Yes. All related person transactions are reviewed and pre-approved or ratified by our Audit Committee pursuant to our written policy. In general, a related person transaction is defined as any transaction in excess of $120,000 and outside the ordinary course of business in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: our executive officers, our directors, beneficial holders of more than 5% of our securities, and immediate family members of any of the foregoing persons.
     What related person transactions occurred in 2006 and 2007?
          In connection with obtaining stockholder approval of the Merger and the related merger agreement, the merger proposal required that holders of less than 20% of the shares of Echo’s common stock issued in Echo’s initial public offering (approximately 1.4 million shares) vote against the merger and demand conversion of their shares into a pro rata portion of Echo’s trust fund established in connection with Echo’s initial public offering. Prior to the completion of the Merger, Echo believed that holders of approximately 4.3 million shares of Echo’s common stock had either delivered proxy cards indicating a vote against the merger proposal or had advised Echo and its advisors that they intended to vote against the merger proposal and demand conversion of their shares. However, certain investors expressed interest in purchasing outstanding shares of Echo common stock and using their reasonable efforts to assist brokers in causing such shares to be voted in favor of the Merger. These investors indicated that any purchases would be conditioned upon receiving additional shares of Pet DRx’s common stock or options to purchase additional shares of Pet DRx’s common stock from Echo’s founders or shares of XLNT common stock which would be exchanged for Pet DRx’s common stock upon the completion of the Merger. The Echo founders delivered or caused to be delivered to the various investors an aggregate of 605,343 shares of Pet DRx’s stock or options to purchase shares of Pet DRx’s common stock and XLNT issued 416,728 shares of XLNT common stock which were exchanged for 321,297 shares of Pet DRx’s common stock as a result of the Merger. Each option to purchase Pet DRx’s common stock provided by the Echo founders has an exercise price of $0.0001 per share. These options are not exercisable until the underlying shares are released from the escrow established at the time of Echo’s initial public offering and any applicable lock-up agreements have expired. The options have a term of one year from the date on which they become exercisable. The investors are also entitled to certain demand and piggyback registration rights that were granted to the Echo founders in respect of their shares issued prior to Echo’s initial public offering. Certain of the Echo founders also agreed to provide limited make-whole protection as well as personal guaranties in the event the value of the shares acquired by an investor falls below a negotiated level based on the investor’s average per share basis as well as expense reimbursement in the form of a put option covering 100,000 shares of Echo common stock at a price of approximately $7.50 per share, subject to adjustment. Echo also paid advisory fees to certain investment banks that facilitated the transactions with the investors. In connection with the foregoing transactions, the investors acquired 3,181,050 shares of Pet DRx’s common stock in privately negotiated transactions with various Echo stockholders who were stockholders of Echo as of the November 7, 2007 record date for Echo’s Special Meeting of Stockholders and who had voted against the Merger and submitted their shares for conversion into a pro rata share of Echo’s trust fund established in connection with Echo’s initial public offering. These shares were purchased at approximately $8.10 per share as a result of such negotiations which price approximated the per share amount that would be received upon conversion of such shares.
          Echo had a limited recourse revolving line of credit (the “Line of Credit”) from certain of its founding stockholders and directors. Under the Line of Credit, Echo may have had up to $1,500,000 of outstanding borrowings at any time. The Line of Credit bore interest at a rate equal to the rate of interest paid on the funds held in Echo’s trust account and had no recourse against the funds in the trust account. Outstanding borrowings of $1,005,813 were paid upon consummation of the Merger.
          Echo agreed to pay Windy City, Inc., an affiliated third party of which Joel Kanter, the President of Echo, is president and a director, an administrative fee of $7,500 per month, $5,500 of which was deferred until the completion of the Merger, from March 22, 2006 through the completion of the Merger. Upon the completion of the Merger, an amount of $118,919 was paid to Windy City pursuant to this agreement. Prior to the Merger, Joel Kanter was a director of XLNT and both President and a director of Echo.
          In December 2007, Steven T. Johnson, the President, Chief Operating Officer and a director of XLNT and the President, Chief Operating Officer and a director of Pet DRx, purchased 500 shares of Series B preferred stock of XLNT at a purchase price of $4.50 per share. These Series B shares converted into 38,550 shares of Pet DRx’s common stock in the Merger.
          On September 26, 2007, Galen Partners IV, L.P. received a warrant to purchase 80,500 shares of common stock of XLNT with an exercise price of $4.75 for consulting services rendered on behalf of XLNT in connection with the Merger. Pursuant to the terms of the Merger, this warrant now represents the right to purchase 62,066 shares of Pet DRx’s common stock with an exercise price of $6.16. Galen Partners IV, L.P., Galen Partners International IV, L.P., and Galen Employee Fund IV, L.P. (collectively, the “Galen entities”) were greater than 5% shareholders of XLNT and are greater than 5% shareholders of Pet DRx, and Zubeen Shroff, a director of XLNT and a director of Pet DRx, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.
          Commonwealth Associates LP was the placement agent for the private placement by XLNT in February 2007 of 32,434 shares of Series B convertible preferred stock for net cash proceeds of $13.6 million, as well as a term loan of $12.0 million obtained from Fifth Street Mezzanine Partners II, L.P. and received a fee for their services rendered in such transactions. As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom received a portion of such fees in an aggregate amount of $567,370 in cash.
          Commonwealth Associates LP was the placement agent for the private placement by XLNT in February 2006 of 7,860,834 shares of Series A convertible preferred stock for net cash proceeds of $17.3 million and received a fee for their services rendered in the transaction. As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom, a director of XLNT, received a portion of such fees in the amount of $210,608 in cash and agent’s warrants to purchase 129,780 shares of Series A convertible preferred stock with an exercise price per share of $2.40.
          In addition, Commonwealth Associates LP provided general advisory services to Echo during 2007 and 2008 and received a fee for their services rendered. As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom received a portion of such fees of in the amount of approximately $25,000.
          On February 1, 2007, as part of a bridge investment with a limited group of sophisticated investors, which included certain parties with pre-existing relationships, XLNT issued 3,545 shares of Series B preferred stock to Camden Partners Strategic Fund III, L.P. and Camden Strategic Partners Fund III-A, L.P. (collectively, the “Camden entities”) and 3,545 shares of Series B preferred stock to the “Galen entities, each at an effective purchase price per share of $423.20 per share. This effective purchase price reflected XLNT’s decision to grant a reduction in the purchase price of $460 per share and a waiver of the placement agent fees by the placement agent with respect to the sale of such shares in return for immediate funding to enable XLNT to consummate a number of significant and strategic acquisitions of veterinary hospitals. The Camden entities were greater than 5% shareholders of XLNT, and Richard Johnston, a director of XLNT, serves as a managing member of Camden Partners Holdings, LLC, which serves as the general partner of the Camden entities. The Galen entities were greater than 5% shareholders of XLNT and Zubeen Shroff, a director of XLNT, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.
          On February 13, 2007, the Camden entities purchased an additional 1,579 shares of XLNT Series B preferred stock at a purchase price of $475 per share.
          In connection with the private placement by XLNT completed in February 2006 of 9,925,000 shares of Series A convertible preferred stock for gross cash proceeds of $22 million, for services rendered on behalf of the placement agent, Joel Kanter received from the placement agent warrants to purchase 20,000 shares of Series A convertible preferred stock or common stock with an exercise price of $2.40.

Audit Committee Report
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management of the Company and has furnished the following report for inclusion in this proxy statement.
     Management is responsible for designing and maintaining the Company’s internal control over financial reporting and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to stockholder ratification, appointing the Company’s independent accountants. As stated above and in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee does not provide any expertise or special assurance as to the Company’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.
     The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2007 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, as amended, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee also reviewed, and discussed with management and the independent accountants, management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
     The Company’s independent accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants their independence. The Audit Committee concluded that the independent accountant’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with independent accountant’s independence.
     Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2007 filed with the SEC.
Audit Committee:
Joel Kanter (Chair)
Richard Johnston
Richard Martin

Proposal 2: Ratification of the Selection
of Our Independent Registered Public Accounting Firm
     Eisner LLP, an independent registered public accounting firm, audited our books and accounts for the fiscal year ended December 31, 2006, and Singer Lewak Greenbaum & Goldstein LLP audited our books and accounts for the fiscal year ended December 31, 2007. In connection with the completion of the Merger, on January 7, 2008, the Audit Committee of our board of directors selected Singer Lewak Greenbaum & Goldstein LLP as our principal independent accountant and auditor and dismissed Eisner as of such date. Singer Lewak Greenbaum & Goldstein LLP served as XLNT’s principal independent accountant and auditor from February 2006 until the Merger.
     Eisner’s report on our financial statements for the fiscal year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During our two fiscal years ended December 31, 2006 and December 31, 2007 and through January 7, 2008 there were no disagreements between us and Eisner LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Eisner’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
     We provided Eisner with a copy of the foregoing disclosures. A copy of Eisner’s letter, dated January 7, 2008, stating whether or not it agrees with such statements, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed January 10, 2008.
     During the two fiscal years ended December 31, 2006 and December 31, 2007 and through January 7, 2008, we (i) did not consult Singer Lewak Greenbaum & Goldstein LLP with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Item 304 of Regulation S-K, other than consultations by XLNT in the context of XLNT’s existing audit engagement of Singer Lewak Greenbaum & Goldstein LLP, and (ii) have not had any disagreement with Singer Lewak Greenbaum & Goldstein LLP regarding any of the matters described in Item 304(a)(2) of Regulation S-K. The Company asked that Singer Lewak Greenbaum & Goldstein LLP review the information set forth above.
     The Audit Committee of our board of directors has selected Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the year ending December 31, 2008. If the selection of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of Singer Lewak Greenbaum & Goldstein LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Our Board of Directors recommends a vote “FOR” the ratification of the selection of Singer Lewak
Greenbaum & Goldstein LLP as our independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2008.

Independent Registered Public Accounting Firm
AUDIT FEES
Audit Fees, Audit Related Fees, Tax Fees and Other Fees
     The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2006 by Eisner LLP and Singer Lewak Greenbaum & Goldstein LLP:

	Fiscal		Fiscal
	2007		2006
Audit Fees(1)		$493,000		$694,000
Audit Related Fees(2)	$		$
Tax Fees(3)	$		$
All Other Fees(4)	$		$

Total Fees		$493,000		$694,000

(1)	During the fiscal year ended December 31, 2007 and 2006, our principal accountant Eisner LLP billed fees of $168,000 and $42,000, respectively for the services they performed throughout those years, including in connection with audit work performed in the preparation of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, a review of our financial statements included in our Form 10-Qs and a review of our financial statements included in the Registration Statement on Form S-4, as amended, filed on November 8, 2007. For the fiscal years ended December 31, 2007 and 2006, fees billed by SSLG for professional services were $325,000 and $652,000, respectively. Services provided by SSLG include services provided for privately-held XLNT prior to the merger, which is now our wholly-owned subsidiary.

(2)	During 2007 and 2006, neither Eisner or SSLG rendered assurance and related services reasonably related to the performance of the audit or review of financial statements and, consequently, did not bill the Company for any audit-related fees.

(3)	During 2007 and 2006, neither Eisner or SSLG rendered services to us for tax compliance, tax advice and tax planning and, consequently, did not bill the Company for any tax fees.

(4)	During 2007 and 2006, there were no fees billed for products and services provided by Eisner or SSLG other than those set forth above.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
     1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
     2. Audit-Related services are for assurance and related services that are reasonably related to the audit or review of our financial statements.
     3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.
     4. Other Fees are those associated with products or services not captured in the other categories.

Executive Compensation
Summary Compensation Table for Fiscal Year 2007

							Non-Equity
							Incentive		Nonqualified
					Stock	Option	Plan		Deferred	All Other
Name and		Salary			Awards	Awards	Compensation		Compensation	Compensation		Total
Principal Position	Year	($)	Bonus ($)		($)	($)(1)	($)		Earnings ($)	($)(2)		($)
Robert Wallace	2007	$262,955	$150,000	(4)	—	$7,693	—		—	—		$420,648
Former Chief Executive Officer(3)	2006	$247,161	—		—	$2,654	$95,000	(5)	—	—		$344,815
Steven T. Johnson President and Chief Operating Officer(6)	2007	$152,564	$175,000	(7)	—	$16,937	—		—	—		$344,501
Gregory J. Eisenhauer Executive Vice President and Former Chief Financial Officer(8)	2007	$60,000	—		—	$8,471	—		—	—		$68,471
George A. Villasana Executive Vice President, General Counsel and Secretary (9)	2007	$109,744	$90,000	(10)	—	$26,609	—		—	—		$226,353
Michael Hoberg Former Chief Financial Officer (11)	2007	$128,219	—		—	—	—		—	$66,667	(11)	$194,886

(1)	Represents the fair value of stock options granted in 2007 and prior periods for which compensation cost was recognized during the year without regard to estimated forfeitures valued in accordance with FAS 123 (R). Please refer to Note 12 contained in the Company’s audited consolidated financial statements for the year ended December 31, 2007 included in the Company’s Current Report on Form 8-K filed on April 4, 2008.

(2)	The aggregate amount of perquisites and other personal benefits for each of our named executive officers is less than $10,000.

(3)	Mr. Wallace served as our Chief Executive Officer until September 25, 2008.

(4)	Reflects a discretionary bonus awarded to Mr. Wallace pursuant to his employment agreement with the Company.

(5)	Bonus earned in 2006 was paid in January 2007.

(6)	Mr. Johnson joined the Company in July 2007.

(7)	Of this amount, $50,000 reflects a one-time signing bonus to Mr. Johnson and $125,000 reflects a guaranteed bonus for 2007, both of which were awarded pursuant to the employment agreement between Mr. Johnson and the Company discussed below.

(8)	Mr. Eisenhauer joined the Company in September 2007. Mr. Eisenhauer notified the Company of his decision to resign from his position with the Company effective November 30, 2008. Although Mr. Eisenhauer ceased to serve as the Chief Financial Officer of the Company on October 13, 2008, he agreed to continue to serve as the principal financial officer of the Company through November 30, 2008 to ensure a smooth transition.

(9)	Mr. Villasana joined the Company in June 2007.

(10)	Reflects a discretionary bonus award to Mr. Villasana pursuant to his employment agreement with the Company, with $69,600 of this award representing his prorated target bonus payment and an additional award of $20,400 in recognition of his performance during 2007 related to certain transition matters including the Merger.

(11)	Mr. Hoberg joined the Company in February 2007 and ceased to be our Chief Financial Officer in August 2007.

(12)	This amount represents severance payments to Mr. Hoberg pursuant to his employment agreement with the Company described below.

Employment Agreements
     We have entered into employment agreements with Robert Wallace, Steven T. Johnson, Gregory J. Eisenhauer, and George A. Villasana. In addition, we had an employment agreement with Robert Wallace, our former Chief Executive Officer and Michael Hoberg, our former Chief Financial Officer. Summaries of these employment agreements are set forth below.
     Steven T. Johnson. In October 2007, XLNT entered into an employment agreement with Mr. Johnson pursuant to which he served as XLNT’s President and Chief Operating Officer. At the closing of the Merger, Mr. Johnson became the President and Chief Operating Officer of Pet DRx, and we assumed the obligations of the employment agreement with Mr. Johnson. The agreement with Mr. Johnson provides for an annual base salary of $350,000. Pursuant to the agreement, Mr. Johnson received a one-time signing bonus of $50,000 payable and a guaranteed bonus for 2007 of $125,000. For future years, Mr. Johnson is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Johnson will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Johnson received an option to purchase 700,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 454,545 shares was $4.75, and the option exercise price per share as to 245,455 shares was $2.45 per share. One-third of the option will vest on each of the first three anniversaries of Mr. Johnson’s date of hire, July 9, 2007. Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 350,454 shares of Pet DRx’s common stock at an exercise price of $6.16 per share and (ii) 189,245 shares of Pet DRx’s common stock at an exercise price of $3.18 per share. Pursuant to the employment agreement, on January 10, 2008, Mr. Johnson was also granted an additional option to purchase 166,009 shares of Pet DRx’s common stock with an exercise price of $6.70, the fair market price per share on the date of grant. These two option grants represent the number of shares of Pet DRx equal to three percent (3%) of the issued and outstanding stock of Pet DRx immediately following the Merger. Under the terms of the agreement, if we terminate Mr. Johnson’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if we terminate Mr. Johnson’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of Pet DRx, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Johnson’s termination of employment. To receive the severance, Mr. Johnson must sign a release of claims against us. Mr. Johnson will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Johnson has worked since the last vesting date. The agreement also provides that if we terminate Mr. Johnson’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above shall immediately fully vest and become exercisable. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Johnson execute a confidentiality agreement.
     Gregory J. Eisenhauer. In October 2007, XLNT entered into an employment agreement with Mr. Eisenhauer pursuant to which he served as XLNT’s Chief Financial Officer. At the closing of the Merger, Mr. Eisenhauer became Pet DRx’s Chief Financial Officer, and we assumed the obligations of the employment agreement with Mr. Eisenhauer. The agreement with Mr. Eisenhauer provides for an annual base salary of $240,000. Pursuant to the employment agreement, our board of directors granted Mr. Eisenhauer an option to purchase 44,000 shares of Pet DRx common price at an exercise price of $6.50 (which represents a premium of approximately 60% over the closing price of Pet DRx’s common stock on the OTC Bulletin Board on the date of grant) for his 2007 performance. For future years, Mr. Eisenhauer is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Eisenhauer will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Eisenhauer received an option to purchase 350,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 227,273 shares was $4.75 per share, and the option exercise price per share as to 122,727 shares was $2.45 per share. One-third of the option will vest on each of the first three anniversaries of Mr. Eisenhauer’s date of hire, September 16, 2007. Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 175,227 shares of Pet DRx’s common stock at an exercise price of $6.16 per share and (ii) 94,622 shares of Pet DRx’s common stock at an exercise price of $3.18 per share. Pursuant to the employment agreement, Mr. Eisenhauer was also granted an additional option to purchase 83,005 shares of Pet DRx’s common stock with an exercise price of $6.70 per share, which is the fair market price per share as of the date of grant. These two option grants represent the number of shares of Pet DRx equal to one and a half percent (1.5%) of the issued and outstanding stock of Pet DRx immediately following the Merger. Under the terms of the agreement, if we terminate Mr. Eisenhauer’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if we terminate Mr. Eisenhauer’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “change in control” (as defined in the employment agreement) of Pet DRx, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Eisenhauer’s termination of employment. To receive the severance, Mr. Eisenhauer must sign a release of claims against us. Mr. Eisenhauer will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Eisenhauer has worked since the last vesting date. The agreement also provides that if we terminate Mr. Eisenhauer’s employment without cause, or if he terminates his employment for good reason, in either case, twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above shall immediately fully vest and become exercisable. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Eisenhauer execute a confidentiality agreement.
     Mr. Eisenhauer voluntarily terminated his employment with us effective as of November 30, 2008. In connection with Mr. Eisenhauer’s resignation, the employment agreement was amended on August 14, 2008 (the “Amendment”). The following is a summary of the terms of the Amendment. Mr. Eisenhauer will serve as principal financial officer of the Company until November 30, 2008. Mr. Eisenhauer will receive a retention bonus in the amount of $55,000 (the “Retention Bonus”), contingent on his continued employment through November 30, 2008 and his execution and delivery of a separation agreement, which includes non-disparagement and cooperation clauses and a general release of any claims against the Company by Mr. Eisenhauer. Mr. Eisenhauer will not be entitled to an annual bonus for 2008. Prior to November 30, 2008, the Company may terminate Mr. Eisenhauer’s employment without Cause and Mr. Eisenhauer may terminate his employment for Good Reason. The definition of “Cause” remains as it was defined in the Employment Agreement but the definition of “Good Reason” has been limited in the Amendment to the Company’s reduction of Mr. Eisenhauer’s annual base salary or the Company’s material breach of the Employment Agreement. The Company’s severance obligations in the event of Mr. Eisenhauer’s termination of his employment for Good Reason or the Company’s termination of Mr. Eisenhauer’s employment without Cause have been modified to be limited to the payment of (i) Accrued Obligations (as defined in the Employment Agreement), (ii) Mr. Eisenhauer’s annual base salary prorated from the termination date through November 30, 2008, (iii) the Retention Bonus and (iv) continuation of certain of Mr. Eisenhauer’s health benefits until no later than November 30, 2008, provided that Mr. Eisenhauer must execute the separation agreement to receive the payments described in clauses (ii) through (iv). Mr. Eisenhauer has forfeited his option to purchase 44,000 shares of the common stock of the Company at $6.50 per share granted to him on March 28, 2008.
     George A. Villasana. In June 2007, XLNT entered into an employment agreement with Mr. Villasana pursuant to which he served as XLNT’s General Counsel and Secretary. In October 2007, XLNT entered into an amended and restated agreement to replace Mr. Villasana’s June 2007 employment agreement, pursuant to which he continued to serve as XLNT’s General Counsel and Secretary. At the closing of the Merger, Mr. Villasana became General Counsel of Pet DRx, and we assumed the obligations of the employment agreement with Mr. Villasana. The agreement with Mr. Villasana provides for an annual base salary of $240,000. Pursuant to the employment agreement, we paid Mr. Villasana a discretionary bonus of $90,000, with $69,600 of this bonus representing his prorated target bonus payment and an additional award of $20,400 in recognition of his performance during 2007 related to certain transition matters including the Merger. For future years, Mr. Villasana is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Villasana will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Villasana received an option to purchase 130,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 48,182 shares was $4.75 per share, and the option exercise price per share as to 81,818 shares was $2.45 per share. One-third of the option will vest on each of the first three anniversaries of Mr. Villasana’s date of hire, June 12, 2007. Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 37,148 shares of Pet DRx’s common stock at an exercise price of $6.16 per share and (ii) 63,081 shares of Pet DRx’s common stock at an exercise price of $3.18 per share. Pursuant to the employment agreement, Mr. Villasana was also granted an additional option to purchase 57,905 shares of Pet DRx’s common stock with an exercise price of $6.70 per share, which is the fair market price per share as of the date of grant. The option grants were in addition to the option to purchase 100,000 shares of XLNT Mr. Villasana previously received with an exercise price of $4.75 per share, which now represent the right to purchase 77,100 shares of Pet DRx’s common stock with an exercise price of $6.16 per share. These three option grants represent the number of shares of Pet DRx equal to one percent (1%) of the issued and outstanding stock of Pet DRx immediately following the Merger. Under the terms of the agreement, if we terminate Mr. Villasana’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if we terminate Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of Pet DRx, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Villasana’s termination of employment. To receive the severance, Mr. Villasana must sign a release of claims against us. Mr. Villasana will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Villasana has worked since the last vesting date. The agreement also provides that if we terminate Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, twelve (12) months following a “Change in Control” (to be defined in the option agreements), the options described above (except the option for 100,000 shares he previously received) shall immediately fully vest and become exercisable. The option for 100,000 shares of XLNT he previously received will be governed in accordance with the terms of that option agreement which provides that such option will vest upon consummation of the Merger. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Villasana execute a confidentiality agreement.
     Robert Wallace. In July 2007, XLNT entered into an employment agreement with Mr. Wallace pursuant to which he served as Chief Executive Officer of XLNT responsible for investor relations, business development and strategic vision. At the closing of the Merger, he became Pet DRx’s chief executive officer and we assumed the obligations of the employment agreement with Mr. Wallace. The term of the agreement was for three (3) years but would automatically renew for successive one (1) year periods unless terminated by either party with at least thirty (30) days advance written notice. The agreement with Mr. Wallace provided for an annual base salary of $300,000. Under the employment agreement, Mr. Wallace wass eligible to receive an annual cash performance bonus in an amount equal to fifty percent (50%) of his annual base salary upon the achievement of certain performance objectives as determined by the board of directors. Pursuant to the employment agreement, on January 10, 2008, Mr. Wallace was granted an option to purchase 117,559 shares of our common stock, which is equal to one-half percent of the issued and outstanding shares of Pet DRx immediately following the consummation of the Merger. The exercise price of such options was $6.70, which is the “Parent common stock Per Share Issue Price” (as defined in the Merger Agreement) Under the employment agreement, Mr. Wallace was eligible to receive stock options, restricted stock or other equity incentive grants, subject to the approval of the board of directors. Under the terms of the agreement, if we terminated Mr. Wallace’s employment for any reason other than “cause,” or if he terminated his employment with us for “good reason” (each as defined in the employment agreement), he was entitled to receive an amount equivalent to twelve (12) months of his then in effect Base Salary. The agreement also contained certain confidentiality covenants.

     On September 25, 2008, Mr. Wallace voluntarily terminated his employment with the us effective on that date. Mr. Wallace did not receive any payments under his employment agreement in connection with his termination of employment. However, the Company entered into a separation agreement with Mr. Wallace in connection with his resignation. The separation agreement includes a mutual non-disparagement clause and a general release of any claims against the Company by Mr. Wallace. The separation agreement also provides that Mr. Wallace will be entitled to indemnification from the Company for acts and omissions while he was employed by, or served as a director of the Company, consistent with the certificate of incorporation and by-laws of the Company. The separation agreement also provides that the Company will reimburse Mr. Wallace for up to $5,000.00 in actual out of pocket legal expenses in connection with the legal review of the separation agreement and related matters. The separation agreement also provides that, in order to ensure a smooth transition after his resignation, Mr. Wallace will serve as an independent advisor to the Company pursuant to an independent advisor consulting agreement. The independent advisor consulting agreement was included as an exhibit to the separation agreement. Under the independent advisor consulting agreement, Mr. Wallace will provide consulting and advisory services for the Company and assist with transition matters that relate to his prior duties with the Company. He will also assist in matters relating to business development activities, certain real estate sale-and-leaseback transactions and other matters. Mr. Wallace will receive a monthly fee of $25,000 for these services. He will also receive a success fee in connection with the acquisition of certain target hospitals. The success fee will be equal to one percent of the trailing twelve month revenue of such target hospital. In addition, Mr. Wallace will receive a transaction fee in connection with the consummation of any sale-and-leaseback transaction in which he is involved. The transaction fee will be equal to one percent of the net proceeds realized by the Company from the sale of its real estate asset. Mr. Wallace will not be eligible for any success fee or transaction fee in connection with any acquisition or sale-and-leaseback transaction that is consummated more than ninety days after the termination of the independent advisor consulting agreement. The independent advisor consulting agreement will terminate on November 30, 2008. Also, in connection with Mr. Wallace’s resignation, the parties to that certain Co-Sale Agreement (filed as Exhibit 10.38 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2008) have released Mr. Wallace from any future obligations thereunder.
     Michael Hoberg. On February 5, 2007, XLNT entered into an employment agreement with Mr. Hoberg pursuant to which he served as XLNT’s Chief Financial Officer (the “Original Hoberg Employment Agreement”). The term of the Original Hoberg Employment Agreement ended in June 2011, with a four month trial period during which either party had the right to terminate the agreement with or without “cause.” Upon termination of the agreement during such trial period, XLNT was not obligated to pay Mr. Hoberg any further compensation or benefits except as required by law or regulation. XLNT terminated the Original Hoberg Employment Agreement during the four month trial period. On June 1, 2007, XLNT entered into a new employment agreement with Mr. Hoberg (the “New Hoberg Employment Agreement”). Under the New Hoberg Employment Agreement, Mr. Hoberg served as XLNT’s Chief Financial Officer, which duties included those related to the Merger with Echo, until August 29, 2007. The New Hoberg Employment Agreement provided for a base salary of $16,666 per month, which represented an annualized base salary of $200,000. Under such agreement, Mr. Hoberg was eligible to receive 33,000 options to purchase the common stock of XLNT at an exercise price of $4.75 per share that would vest upon completion of the Echo initial Form S-4 filing, but Mr. Hoberg did not receive such option grant because the condition that the Echo initial Form S-4 be filed by June 30, 2007 was not met. Under the terms of the New Hoberg Employment Agreement, Mr. Hoberg was entitled to receive severance of four months of base salary following the completion of the term of the agreement. Under the New Hoberg Employment Agreement, XLNT had the right to terminate the agreement prior to the end of the ninety day term for “cause,” or without “cause” upon thirty days written notice. The New Hoberg Employment Agreement also contained certain non-solicitation and confidentiality covenants. After the completion of the term of the New Hoberg Employment Agreement on August 29, 2007, the agreement terminated and XLNT paid Mr. Hoberg a sum of $66,667 in satisfaction of its severance obligations to Mr. Hoberg under such agreement.

Outstanding Equity Awards At 2007 Fiscal Year-End

Option Awards
				(d)
				Equity
	(b)	(c)		Incentive Plan
	Number of	Number of		Awards:
	Securities	Securities		Number of
	Underlying	Underlying		Securities
	Unexercised	Unexercised		Underlying	(e)
	Options	Options		Unexercised	Option	(f)
(a)	(#)	(#)		Unearned	Exercise	Option
Name	Exercisable (1)	Unexercisable (1)		Options (#)	Price ($)(2)	Expiration Date
Robert Wallace	16,705	33,410	(3)	—	$5.71	8/27/2011
Steven T. Johnson	0	350,454	(4)	—	$6.16	11/28/2017
	0	189,245	(4)	—	$3.18	11/28/2017
Gregory J. Eisenhauer	0	175,227	(5)	—	$6.16	11/28/2017
	0	94,662	(5)	—	$3.18	11/28/2017
George A. Villasana	0	77,100	(6)	—	$6.16	07/05/2017
	0	37,148	(7)	—	$6.16	11/28/2017
	0	63,081	(7)	—	$3.18	11/28/2017
Michael Hoberg	—	—		—	—	—

(1)	These options previously represented the right to receive shares of XLNT common stock. As a result of the Merger, these options now represent the right to receive Pet DRx’s common stock, with the number of shares underlying the options adjusted by multiplying the number of XLNT common stock by the exchange ratio in the Merger. The amounts listed in this column reflect the number of shares of Pet DRx common stock issuable upon exercise of the option.

(2)	Reflects the adjustment of the option exercise price in the Merger by dividing the XLNT exercise price by the exchange ratio in the Merger. The exercise prices listed in this column represent the exercise price paid upon the exercise of the option to receive shares of Pet DRx common stock.

(3)	25% of these options vested on 8/26/2007 and 2.0833% vest each month thereafter.

(4)	33.33% of these options vest on 7/9/08, 33.33% vest on 7/9/09, and 33.33% vest on 7/9/10.

(5)	33.33% of these options vest on 9/16/08, 33.33% vest on 9/16/09, and 33.33% vest on 9/16/10.

(6)	These options fully vested on the date of the Merger.

(7)	33.33% of these options vest on 6/12/08, 33.33% vest on 6/12/09, and 33.33% vest on 6/12/10.

DIRECTOR COMPENSATION IN FISCAL YEAR 2007

	Fees
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)(1)	($)	Earnings ($)	($)	Total ($)
Gene Burleson(2)	—	—	—	—	—	—	$0
Zubeen Shroff (3)	—	—	$5,850	—	—	—	$5,850
Joel Kanter (4)	—	—	$5,850	—	—	—	$5,850
Richard Martin (2)	—	—	—	—	—	—	$0
Richard Johnston (3)	—	—	$5,850	—	—	—	$5,850
Keith Rosenbloom (3)	$1,000	—	$12,060	—	—	—	$13,060
Kevin Pendergast (5)	—	—	—	—	—	—	$0
Eugene Bauer (5)	—	—	—	—	—	—	$0
Gary Brukardt (5)	—	—	—	—	—	—	$0
Alastair Clemow (5)	—	—	—	—	—	—	$0

(1)	Represents the fair value of stock options granted in prior periods for which compensation cost was recognized during the year without regard to estimated forfeitures valued in accordance with FAS 123(R). The grant date fair value of the stock options for XLNT common stock granted to each non-employee director in 2007 was $42,300. As of December 31, 2007, each non-employee director held the following aggregate number of stock options of XLNT: Zubeen Shroff, 36,000 options; Joel Kanter, 36,000 options; Richard Johnston, 36,000 options; Keith Rosenbloom, 63,000 options.

(2)	Current director of Pet DRx and director of Echo during 2007. Echo did not pay any director any cash or equity compensation for services rendered to Echo.

(3)	Current director of Pet DRx and director of XLNT during 2007. The compensation reported in this director compensation table for 2007 was paid by XLNT.

(4)	Current director of Pet DRx and director of XLNT and Echo during 2007. The compensation reported in this director compensation table for 2007 was paid by XLNT. Echo did not pay any director any cash or equity compensation for services rendered to Echo.

(5)	Former director of Echo. Echo did not pay any director any cash or equity compensation for services rendered to Echo.
     In 2008, we will compensate members of the Board who are not our employees or our subsidiaries for their service on the Board and its committees as follows. Each non-employee director will receive a grant of an option to purchase 65,000 shares of Pet DRx’s common stock upon his or her appointment to the Board, which will generally vest on the one-year anniversary of the date of grant. On an annual basis, each non-employee director will receive a grant of an option to purchase 16,000 shares of Pet DRx’s common stock, which will be vested upon grant. Additionally, on an annual basis, the Chairman of the Board will receive a grant of an option to purchase 20,000 shares of Pet DRx’s common stock, the Chair of the Audit committee will receive an option to purchase 12,000 shares, and the Chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Acquisition Committee will each receive an option to purchase 8,000 shares. These options will be vested upon grant. All options granted will have a term of ten years, subject to earlier termination upon a director’s termination of service with us, and will be granted at a premium over the market price on the date of grant. Non-employee directors will also be entitled to be reimbursed for expenses incurred in connection with Board and committee meetings. No other compensation will be paid or provided to our non-employee directors.
     On March 14, 2008, pursuant to the Director Program, each non-employee director was granted an option to purchase 65,000 shares of Pet DRx’s common stock, which will vest on January 4, 2009, subject to the director remaining in service on this date, and an option to purchase 16,000 shares of Pet DRx’s common stock, that was fully vested upon grant. In addition, the Chairman of the Board and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee received option grants in the amounts described above, which were also fully vested upon grant. On May 7, 2008, the Chair of the Acquisition Committee received an option grant in the amount described above, which was fully vested upon grant. All options were granted with an exercise price equal to $6.50 per share, which represents an approximately 60% premium over the closing price of a share of Pet DRx’s common stock on the date of grant.

Stock Ownership Information
     The following table sets forth information regarding the beneficial ownership of Pet DRx’s common stock as of September 30, 2008 by:
•	each person known by us to be the beneficial owner of more than 5% of Pet DRx’s outstanding 23,660,459 shares of common stock;

•	each of the Named Executive Officers (as defined in “Executive Compensation” below) and directors of Pet DRx; and

•	all of the executive officers and directors of Pet DRx as a group.

		Percent of
	Number of	Outstanding
Name and Address of Beneficial Owner (1)	Shares	common stock (1)
Gene E. Burleson (2)	659,804	2.76%
Gregory J. Eisenhauer (3)	89,950	*
Joel Kanter (4)	260,757	1.10%
Richard Martin (5)	275,220	1.16%
Robert Wallace (6)	1,577,469	6.65%
Zubeen Shroff (7)	4,220,264	17.76%
Steven T. Johnson (8)	218,450	*
Richard Johnston (9)	2,055,891	8.68%
J. David Reed	508,860	2.15%
George Villasana (10)	110,510	*
Camden entities (11)	2,028,037	8.57%
Galen entities (12)	4,190,383	17.66%
Keith Rosenbloom (13)	253,588	1.06%
Michael Hoberg (14)	0	*
Gary Brukardt (15)	146,473	*
Knott entities (16)	2,353,035	9.69%
Wynnefield entities (17)	3,437,365	13.64%
All directors and executive officers as a group (12 individuals) (18)	10,377,235	41.74%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 215 Centerview Drive, Suite 360, Brentwood, TN 37027. The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2)	Includes 285,835 shares of common stock issuable upon exercise of warrants and options within 60 days of September 30, 2008.

(3)	Consists entirely of shares of common stock issuable upon exercise of options within 60 days of September 30, 2008. On August 14, 2008, Mr. Eisenhauer submitted his voluntary resignation as Executive Vice President and Chief Financial Officer of the Company. Mr. Eisenhauer will continue to serve as Chief Financial Officer of the Company until November 30, 2008 and his resignation will be effective as of such date.

(4)	Includes (i) 39,854 shares of common stock issuable to Mr. Kanter upon exercise of options within 60 days of September 30, 2008 and (ii) 30,427 shares of common stock and 15,420 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008 by Windy City, Inc., a Delaware corporation (“WCI”) over which Mr. Kanter, as WCI’s President, is deemed to have sole investment and voting control and (iii) 57,825 shares of common stock owned by Kanter Family Foundation, an Illinois not-for-profit corporation (“KFF”) over which Mr. Kanter, as KFF’s President, is deemed to have sole investment and voting control.

(5)	Includes 106,047 shares of common stock issuable upon exercise of warrants and options within 60 days of September 30, 2008.

(6)	Includes (i) 52,691 shares of common stock issuable upon exercise of options within 60 days of September 30, 2008 and (ii) 433,928 shares of common stock owned by Gateway Advisors, of which Mr. Wallace has a majority interest. On September 25, 2008, Mr. Wallace resigned as chief executive officer and a director of the Company effective on September 25, 2008.

(7)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Galen Partners IV, L.P. has shared voting and investment power over 3,819,015 shares of common stock and 57,415 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008 and Galen Partners International IV, L.P. has shared voting and investment power over 303,419 shares of common stock and 4,561 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008. Includes 35,854 shares of common stock issuable to Mr. Shroff upon exercise of options within 60 days of September 30, 2008. Mr. Shroff is a managing member of Claudius IV, L.L.C. which serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. Mr. Shroff disclaims beneficial ownership of the shares of common stock held by Galen Partners IV, L.P. and Galen Partners International IV, L.P. except to the extent of his pecuniary interest therein.

(8)	Includes 179,900 shares of common stock issuable upon exercise of options within 60 days of September 30, 2008.

(9)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Richard Johnston has shared voting and investment power over 2,028,037 shares of common stock, Camden Partners Strategic Fund III, L.P. has shared voting and investment power over 1,947,119 shares of common stock and Camden Partners Strategic Fund III-A, L.P. has shared voting and investment power over 80,918 shares of common stock. Includes 27,854 shares of common stock issuable to Mr. Johnston upon exercise of options within 60 days of September 30, 2008. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes. Mr. Johnston disclaims beneficial ownership of the shares of common stock held by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein.

(10)	Consists entirely of shares of common stock issuable upon exercise of options within 60 days of September 30, 2008.

(11)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Each of Richard Johnston, David L. Warnock, Richard M. Berkeley, and Donald W. Hughes has shared voting and investment power over 2,028,037 shares of common stock, Camden Partners Strategic Fund III, L.P. has shared voting and investment power over 1,947,119 shares of common stock and Camden Partners Strategic Fund III-A, L.P. has shared voting and investment power over 80,918 shares of common stock. Each of Richard M. Johnston, David L. Warnock, Richard M. Berkeley, and Donald W. Hughes is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds.

(12)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Galen Partners IV, L.P. has shared voting and investment power over 3,819,015 shares of common stock and 57,415 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008, Galen Partners International IV, L.P. has shared voting and investment power over 303,419 shares of common stock and 4,561 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008 and Galen Employee Fund IV, L.P has shared voting and investment power over 5,885 shares of common stock and 88 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008. Galen Associates serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(13)	Includes (i) 80,955 shares of common stock which are held in a trust for the benefit of Mr. Rosenbloom, of which Mr. Rosenbloom is also a trustee and (ii) 172,633 shares of common stock issuable upon exercise of options and warrants exercisable within 60 days of September 30, 2008.

(14)	Mr. Hoberg ceased to be Chief Financial Officer in August 2007.

(15)	Includes 23,024 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008. On September 25, 2008, Mr. Brukardt was appointed as a director of the Company effective as of September 25, 2008, filling the vacancy created by the resignation of Mr. Wallace described above.

(16)	Based on a Form 4 and a Schedule 13G filed by Mr. Knott on January 16, 2008. The business address is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. Each of David M. Knott and Dorset Management Corporation has sole voting power over 2,201,103 shares of common stock, shared voting power over 124,971 shares of common stock and sole investment power over 2,353,035 shares of common stock, Knott Partners L.P. has sole voting and investment power over 512,779 shares of common stock and 220,400 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008, Knott Partners Offshore Master Fund, L.P. has sole voting and investment power over 746,686 shares of common stock and 251,900 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008, and Shoshone Partners, L.P. has sole voting and investment power over 352,026 shares of common stock and 110,000 shares of common stock issuable upon the exercise of warrants within 60 days of September 30, 2008. Mr. Knott is the managing member of Knott Partners Management, LLC, a New York limited liability company, that is the sole General Partner of Shoshone Partners, L.P., a Delaware limited partnership (“Shoshone”), Mulsanne Partners, L.P., a Delaware limited partnership (“Mulsanne”) and Knott Partners Offshore Master Fund, L.P., a Cayman Islands Exempted Limited Partnership (“Offshore”) and managing general partner of Knott Partners, L.P., a New Jersey limited partnership (“Knott Partners” and together with Shoshone, Mulsanne and Offshore, the “Partnerships”). Mr. Knott is also the sole shareholder, Director and President of Dorset Management Corporation, which provides investment management services to the Partnerships and a limited number of other foreign and domestic individuals and entities. Except with respect to Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P., and Shoshone Partners, L.P., in which Mr. Knott owns a beneficial interest, Mr. Knott disclaims beneficial ownership therein except to the extent ultimately realized. Each of Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P., Shoshone Partners, L.P., Mulsanne Partners, L.P. and the institutional managed accounts for which Dorset Management Corporation provides investment management services disclaims beneficial ownership of securities reported as owned by any other party.

(17)	Based upon information set forth in a Schedule 13G/A and a Form 4 filed with the SEC on June 5, 2008 and October 2, 2008, respectively. The business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. Wynnefield Partners Small Cap Value, L.P. has sole voting and investment power over 486,433 shares of common stock and 378,100 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008, Wynnefield Partners Small Cap Value, L.P I has sole voting and investment power over 610,369 shares of common stock and 538,870 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008, Wynnefield Small Cap Value Offshore Fund, Ltd. has sole voting and investment power over 792,063 shares of common stock and 631,530 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008, Wynnefield Capital Management, LLC has sole voting and investment power over 1,096,802 shares of common stock and 916,970 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008, Wynnefield Capital, Inc. has sole voting and investment power over 792,063 shares of common stock and 631,530 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008, and each of Nelson Obus and Joshua Landes has sole voting and investment power over 1,888,865 shares of common stock and 1,548,500 shares of common stock issuable upon exercise of warrants within 60 days of September 30, 2008, but as to which each disclaims beneficial ownership except to the extent of his pecuniary interest therein. Wynnefield Capital Management, LLC is the sole general partner of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. is the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd. Each of Nelson Obus and Joshua Landes is a co-managing members of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc.

(18)	Includes 1,201,547 shares of common stock issuable upon exercise of options and warrants exercisable within 60 days of September 30, 2008.

Change in Control
     We experienced a change in control on January 4, 2008, when our wholly-owned subsidiary merged with and into XLNT, with XLNT surviving as our wholly-owned subsidiary, pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of October 23, 2007 (the “Merger Agreement”), as more particularly described in our Current Report on Form 8-K/A (Amendment No. 1) filed on April 4, 2008. In the Merger, we issued 16,214,267 shares of our common stock (of which 1,589,872 shares were placed in escrow) for the benefit of the former holders of capital stock of XLNT, based on an exchange ratio, calculated pursuant to the Merger Agreement, of 0.7710 of a share of Common Stock for each share of XLNT common stock issued and outstanding immediately prior to the effective time of the Merger. Immediately after giving effect to the Merger, the former holders of XLNT common stock prior to the Merger held approximately 72% of the issued and outstanding shares of our common stock on a fully diluted basis (including escrowed shares).
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during the fiscal year ended December 31, 2007, all Section 16(a) filings applicable to our officers, directors and greater than ten percent stockholders were timely filed with an exception for one report covering one transaction by Joel Kanter.
EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2007, we did not have any equity compensation plans in place. In connection with the Merger, our stockholders approved the 2007 Pet DRx Corporation Stock Incentive Plan and we assumed the XLNT Veterinary Care, Inc. 2004 Stock Option Plan.
Other Matters
     We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Steven T. Johnson and George A. Villasana will vote as recommended by our board of directors or, if no recommendation is given, in accordance with their judgment. The accompanying form of proxy has been prepared at the direction of our board of directors and is being sent to you at the request of our board of directors. Steven T. Johnson and George A. Villasana were designated to be your proxies by our board of directors.
Stockholder Proposals for Next Year’s Annual Meeting
     Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2009 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than July 2, 2009.

PROXY	PET DRX CORPORATION	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Pet DRx Corporation (the “Company”), hereby appoints Steven T. Johnson and George A. Villasana, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the 2008 Annual Meeting of Stockholders of Pet DRx Corporation to be held at Los Angeles Airport Marriott located at 5855 West Century Boulevard, Los Angeles, California 90045 at 2:00 p.m. (PT), on November 18, 2008, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, in the manner directed herein.
This proxy is solicited on behalf of the board of directors of the Company. This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” each of the nominees listed below and “FOR” proposal 2. The Board of Directors recommends a vote “FOR” each of the nominees listed below and “FOR” proposal 2. This proxy revokes any prior proxy given by the undersigned.

1. ELECTION OF DIRECTORS TO SERVE UNTIL THE 2009 ANNUAL MEETING OF STOCKHOLDERS:	☐ FOR all nominees	☐ WITHHOLD AUTHORITY from all nominees

☐ FOR all nominees EXCEPT

☐ GENE BURLESON	☐ JOEL KANTER
☐ GARY A. BRUKARDT	☐ RICHARD O. MARTIN
☐ STEVEN T. JOHNSON	☐ J. DAVID REED
☐ RICHARD JOHNSTON	☐ ZUBEEN SHROFF
2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
To ratify the selection of Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent registered public accounting firm for 2008.
     ☐ FOR                      ☐ AGAINST                       ☐ ABSTAIN
Dated: __________________, 2008
______________________________
Signature
______________________________
Signature of jointly held
Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation or other entity, the full entity name should be inserted and the proxy card signed by a duly authorized representative of the entity, indicating his or her title or capacity.